Exhibit 23

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 No. 333-200433) of Universal Corporation, and
(2)    Registration Statements (Form S-8s Nos. 33-56719, 333-39297, 333-101825, 333-145205) of Universal Corporation;

of our reports dated May 26, 2017, with respect to the consolidated financial statements and schedule of Universal Corporation and the effectiveness of internal control over financial reporting of Universal Corporation included in this Annual Report (Form 10-K) of Universal Corporation for the year ended March 31, 2017.

/s/ ERNST & YOUNG LLP

Richmond, Virginia
May 26, 2017